EXHIBIT 23.2

M&K CPAS, PLLC

4100 North Sam Houston Pkwy W

Houston, TX 77086

Phone: 832-242-9950 Toll Free: 866-770-5931

Fax: 832-242-9956

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Virtus Oil and Gas Corp.

We hereby consent to the use in this Registration Statement of Virtus Oil and Gas Corp. on Form S-1 to be filed with the Commission on or about June 24, 2015 of our Report of Independent Registered Accounting Firm dated March 7, 2014, covering the consolidated balance sheets of Virtus Oil and Gas Corp. as of November 30, 2013 and the related consolidated statements of operations, shareholders’ deficit and cash flows for the fiscal year then ended.

We also consent to the reference to us under the heading “Experts” in this registration statement.

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

June 24, 2015